Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Norfolk Southern Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and financial statement schedule of valuation and qualifying accounts as listed in Item 15(A)2 and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the financial statements refers to a change in accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards update 2016-02, Leases (Topic 842) and the related amendments.

/s/ KPMG LLP

Atlanta, Georgia

February 4, 2021